Exhibit 21.1

SUBSIDIARIES OF TIANCI INTERNATIONAL, INC.

The following is a list of subsidiaries of TIANCI INTERNATIONAL, INC.

Legal Name	Jurisdiction
RQS UNITED GROUP LIMITED	Seychelles
Tianci Group Holding Limited	Seychelles
ROSHING INTERNATIONAL CO., LIMITED	Hong Kong